Exhibit 99.1

Mittal Steel Company Investor Presentation October 2004

Disclaimer This presentation includes certain projections and forward-looking statements provided by LNM Holdings N.V., Ispat International N.V. and International Steel Group, Inc. (the "Companies") with respect to the anticipated future performance of the Companies. Such projections and forward-looking statements reflect various assumptions of management concerning the future performance of the Companies, and are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are unknown and beyond the control of the Companies. Accordingly, there can be no assurance that such projections and forward-looking statements will be realized. The actual results may vary from the anticipated results and such variations may be material. No representations or warranties are made as to the accuracy, completeness or reasonableness of such assumptions or the projections or forward-looking statements based thereon, or with respect to any of the information contained in this presentation. The Companies expressly disclaim any and all liability that may be based on any of the information contained herein, errors herein or omissions therefrom.

Lakshmi N. Mittal Chairman & Chief Executive Officer Aditya Mittal President & Group Chief Financial Officer Wilbur Ross Member of the Board of Directors Rodney Mott Chief Executive Officer, U.S. Mittal Steel Team

Our Purpose Today Announcing two transactions and the creation of a new global powerhouse in the steel sector First, Ispat International (NYSE: IST) is acquiring LNM Holdings to create Mittal Steel 100% stock consideration Mittal Steel will be a financially strong unified platform through which to achieve best-in-class operating and financial performance Second, we are announcing the merger of ISG with Mittal Steel, gaining the #1 position in the North American industry Mittal Steel is acquiring ISG for a combination of $21.00 per share in cash and a variable number of shares based on an exchange ratio which floats within a collar

Our Purpose Today (cont'd) On a pro forma basis, economic interest in Mittal Steel will consist of approximately: 9% owned by ISG's public shareholders 3% owned by Ispat's public shareholders 88% owned by the Mittal Family Completion of the LNM merger expected by the end of 2004; completion of ISG acquisition expected by the end of Q1 2005 Mittal Steel will be the global #1, offering substantial new opportunities both to exploit the knowledge and expertise of the two groups and to unlock the significant organic growth potential

Composition of Mittal Steel 43 million tons Shipments (9 Months 2004)

A Global Leader - Pro Forma 2004E Production of approximately 57 million tons - #1 globally Revenues of $31.5 billion - #1 globally Operating earnings of $6.8-$7.0 billion Market capitalization of $18.5 billion - #1 globally Net debt of $3.2 billion at year-end, less than 0.5x operating income Operations in 14 countries across four continents 165,000 employees *All pro forma numbers assume the maximum issuance of shares and figures do not include any purchase accounting adjustments.

Global Ranking - Market Capitalization ($ in billions) * Pro forma for transaction. As of close 10/22/04. Source: Bloomberg. *

Global Ranking - Shipments (FY2003*, tons in millions) *Mittal Steel figures for 2004 and are pro forma for the transaction. As of 10/22/04.

North American Ranking - Shipments (H1 2004, tons in millions) *Mittal Steel figures for 2004 and are pro forma for the transaction.

Global Ranking - Operating Earnings (H1 2004, $ in billions) *Mittal Steel figures for 2004 and are pro forma for the transaction.

Product Mix / Geographic Presence Product Mix Geographic Mix (9 Month 2004, by shipments) 43 million tons 43 million tons

Group Structure Europe North America Rest of World Mittal Steel Shipments (000 tons): 20,404 13,503 9,227 Considerations: #1 producer Operations in U.S., Canada, Mexico, Trinidad #2 producer Operations in France, Germany, Poland, Czech Republic, Romania, Bosnia, Macedonia #1 in Africa Leading exporter to China Operations in Kazakhstan, South Africa, Algeria (First nine months 2004)

Other Key Operating Attributes Iron Ore - Over 40% captive source and large reserves over 2 billion tonnes Coal - Over 40% captive source and large reserves over 1.5 billion tonnes Coke - Group is neutral on its coke needs. DRI - Over 11 million tonnes production capacity, supplements metallics of high quality/low cost Infrastructure - Deep water ports, railway siding, engineering workshop Technology leadership - Minimill, integrated minimill, integrateds

Track Record of Growth (tons in 000) CAGR = 19.0%

Overview of ISG Leading North American producer - production capacity of 20 million tons per year Facilities in 8 states throughout the Eastern and Central U.S. Significant production flexibility and modern facilities Competitive cost structure Highly productive culture Pattern setting labor contract No legacy costs Disciplined financial strategy and conservative capital structure

Transaction Summary - Mittal Steel / ISG Acquisition for cash and stock of all of the outstanding shares of ISG $21.00 cash per share, plus Stock based on a floating exchange ratio of between 0.4793 and 0.6087, subject to a collar Total pro forma shares outstanding will be 704 million, with Mittal family ownership of approx. 88%, based on Friday's closing Ispat stock price Total transaction value of $4.5 billion including the assumption of ISG's net debt, based on Friday's closing Ispat stock price

Competitive Advantages Financial strength Unmatched scale and scope High-margin, low-cost producer Geographic and product diversity Integrated business model Strong financial profile - uniquely positioned for growth Proven management team

Overview of Ispat International Production capacity of over 18 million tons per year Steelmaking operations in 6 countries U.S., Canada, Mexico, Trinidad & Tobago, Germany, France Nine month 2004 shipments of approximately 12.4 million tons, revenues of $6.3 billion and operating earnings of $1.4 billion Traded on New York Stock Exchange and Amsterdam Euronext

Overview of LNM Among top 5 steel producers in the world Production capacity of over 32 million tons per year Diversified portfolio of flat and long products Steelmaking operations in 7 emerging market countries Poland, Czech Republic, Romania, Kazakhstan, South Africa, Algeria, and Bosnia (pending) Vertically integrated through ownership of coal and iron ore mines, cokemaking facilities, engineering workshops and infrastructure Nine month 2004 shipments of approximately 19 million tons, revenues of $9.9 billion and operating earnings of $3.2 billion Privately held by the Mittal Family

Transaction Summary - Ispat / LNM 525 million shares issued to Mittal family in consideration for all of the outstanding shares of LNM Shares in same proportion as existing Mittal family ownership of Ispat - 385 million Class B shares, 140 million Class A shares All assets and liabilities of LNM are being assumed Total pro forma outstanding shares of 643 million Company renamed Mittal Steel

Pro Forma Combined Ispat/LNM Holdings ($ in millions)

Pro Forma Financials - Mittal Steel / ISG ($ in millions) *Before any purchase accounting adjustments.

2004 Full Year Outlook Shipments of approximately 57 million tons Revenue expected to be $31.5 billion Operating earnings projected to be $6.8 - $7.0 billion, representing an operating margin of over 20% Earnings expected to be in range of $7.20 - $7.40 per share D&A of approximately $800 million Pro forma net debt of approximately $3.2 billion *All pro forma numbers assume the maximum issuance of shares and figures do not include any purchase accounting adjustments.